Exhibit 99.1

NEWS RELEASE

Clarus Therapeutics Holdings, Inc. Announces Plan for Near-Term Sale of JATENZO® Using Structured Process Through Chapter 11 of the U.S. Bankruptcy Code

Bidding process and auction for JATENZO (testosterone undecanoate capsules; C-III) projected to conclude late October 2022

NORTHBROOK, IL., September 5, 2022 – Clarus Therapeutics Holdings, Inc. (Clarus) (OTC: CRXT), a pharmaceutical company dedicated to providing solutions to unmet medical needs by advancing androgen therapies, announced today that it, together with its wholly-owned subsidiary Clarus Therapeutics, Inc., has filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the Court). Clarus has also filed a motion seeking authorization to pursue an auction and sale process under Section 363 of the U.S. Bankruptcy Code of its sole commercial asset, JATENZO, that is approved for use by healthcare providers to treat testosterone deficiency in men with certain medical conditions.

Clarus has filed a series of motions with the Court seeking to ensure the continuation of normal operations while on this path. Clarus believes that it has sufficient financial resources to meet its operational and financial obligations to patients, healthcare providers, suppliers, and employees through the Chapter 11 process. In addition, scaled-back efforts will continue to support commercialization of JATENZO.

“After thoroughly exploring our strategic options in a robust process conducted by the Capital Structure Advisory team at Raymond James, and in light of the extremely challenging financial markets, Clarus’ Board of Directors and its senior management team have unanimously concluded that a structured sale process represents the best possible solution for Clarus and its stakeholders,” said Dr, Robert Dudley, CEO of Clarus. “We strongly believe that JATENZO has the potential to be a valuable product for the treatment of men with testosterone deficiency and, with continued commercialization efforts, to capture increasing market share over time. Unfortunately, Clarus is no longer in a tenable financial position to provide such efforts nor remain a viable entity.”

The proposed bidding procedures, if approved by the Court, would allow interested parties to submit binding offers to acquire substantially all of Clarus’ assets (i.e., principally JATENZO and related assets), which would be purchased free and clear of Clarus’ indebtedness and certain liabilities. Interested parties could include both strategic and financial buyers, for whom substantial due diligence materials are available.

Additional information about this process and proposed asset sale, as well as other documents related to the Chapter 11 proceedings, is available through Clarus’ claims agent, Stretto, Inc.. Clarus’ legal counsel is Goodwin Procter, LLP and Potter Anderson & Corroon LLP, and its investment banker is Raymond James & Associates, Inc. Clarus has also named Lawrence Perkins of Sierra Constellation Partners, LLC as Chief Restructuring Officer during the Chapter 11 process. Interested parties should contact Geoffrey Richards (Geoffrey.Richards@RaymondJames.com) and Simon Wein (Simon.Wein@RaymondJames.com) at Raymond James for additional information related to the auction and sale process and for access to due diligence materials. Clarus filed the voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware, Case No. 22-10845.

About Clarus Therapeutics Holdings, Inc.

Clarus Therapeutics Holdings, Inc. is a pharmaceutical company with expertise in developing androgen-based medicines. Clarus Therapeutics’ first commercial product is JATENZO (testosterone undecanoate capsules; C-III). For more information, visit www.clarustherapeutics.com and www.jatenzo.com. Follow Clarus on Twitter (@Clarus_Thera) and LinkedIn (Clarus Therapeutics).

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” for purposes of the federal securities laws. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Clarus’ forward-looking statements in this press release include, but are not limited to, statements about Clarus’ plans to sell all of its assets pursuant to Chapter 11 of the U.S. Bankruptcy Code; Clarus’ intention to continue operations during the Chapter 11 case; Clarus’ belief that the sale process will be in the best interest of Clarus and its stakeholders; the continued uninterrupted access to Clarus’ product during the Chapter 11 proceedings; and other statements regarding Clarus’ strategy and future operations, performance and prospects among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Clarus will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Clarus’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with the potential adverse impact of the Chapter 11 filings on Clarus’ liquidity and results of operations; changes in Clarus’ ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the Chapter 11 process and the proposed auction and asset sale; the effect of the Chapter 11 filings and proposed asset sale on Clarus’ relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed asset sale; uncertainty regarding obtaining bankruptcy court approval of a sale of Clarus’ assets or other conditions to the proposed asset sale; and the timing or amount of any distributions, if any, to Clarus’ stakeholders, as well as risks associated with pharmaceutical development and being a pharmaceutical company generally, along with those factors described under the heading “Risk Factors” in Clarus’ annual report on 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the SEC) on March 31, 2022, and those that are included in any of Clarus’ future filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that Clarus considers immaterial, or which are unknown. It is not possible to predict or identify all such risks. Clarus’ forward-looking statements only speak as of the date they are made, and Clarus does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

JATENZO® is a registered trademark of Clarus Therapeutics Holdings, Inc. Source: Clarus Therapeutics Holdings, Inc.

Media and Investor Contact

Steve Bourne

Chief Financial Officer

Sbourne@clarustherapeutics.com